UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2013

AllDigital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141676	20-5354797
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

220 Technology Drive, Suite 100, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 250-7340

Registrant’s Telephone Number, Including Area Code:

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On December 2, 2013, the Board of Directors of AllDigital Holdings, Inc. (the “Company”) appointed Barbara Crofts as Chief Financial Officer of the Company. Prior to her appointment, beginning October 14, 2013, Ms. Crofts was providing accounting and reporting services to the Company as a consultant.

Ms. Crofts, age 60, previously served as CFO of Main Electric Supply, LLC from August 2011 to June 2013. From July 2009 to August 2011, acting as an independent contractor, Ms. Crofts provided accounting and financial advisory services to Physicians Hospital of Murrieta, LLC. From March 2006 to April 2009, Ms. Crofts was employed by DLC, Inc., during which period she provided accounting and financial advisory services to a number of different middle market companies, including four public companies.

Ms. Crofts started her career as an auditor with Arthur Andersen, where she worked from 1978 to 1983. Ms. Crofts is a Certified Public Accountant, earned her B.A. degree in International Relations from University of Southern California and her M.B.A degrees from both the Thunderbird School of Global Management and the Marshall School of Business at USC.

Ms. Crofts does not currently have a written employment agreement but has been offered a salary at the rate of $144,000 per year and a grant of options to purchase 250,000 shares of common stock under the Company’s stock incentive plan vesting over four years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2013	ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Paul Summers
	Name:	Paul Summers
	Title:	Chief Executive Officer

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